LAW OFFICES OF
                            WARREN J. SOLOSKI
                       A Professional Corporation
                   11300 West Olympic Blvd., Suite 800
                     Los Angeles, California 90064
                Phone (310) 477-9742 Fax (310) 473-1470

March 28, 2000


Mr. Thomas C. Whalen, President
HerbalOrganics.com
Suite 431-800
15355 24th Avenue
White Rock, B.C., Canada V4A 2H9

RE: Registration Statement for sale of up to 800,000 Shares

Dear Mr. Whalen:

I have acted as counsel to HerbalOrganics.com (the Company) in connection with the offering of up to 800,000 Shares of the Company's Common Stock, pursuant to a Registration Statement under NRS 90.490 (the Registration Statement) and related documents. You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing and upon consideration of applicable law, it is my opinion that the 800,000 Shares issued by the Company will, up9on payment for and delivery of the Shares in the manner described in the Registration Statement, be validly issued, fully paid and non-assessable.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement and the Prospectus included therein under the heading "Legal Matters".

Very truly yours,

/s/ Warren J. Soloski,
a Professional Corporation





                                 55